Exhibit 21.1

                       Subsidiaries of the Registrant

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
                                                                                       State of
                                                                 Percentage of     Incorporation or
Parent                 Subsidiaries                                Ownership         Organization
---------------------------------------------------------------------------------------------------

Port Financial Corp.   Cambridgeport Bank                             100%           Massachusetts
Port Financial Corp.   Brighton Investments Corp.                     100%           Massachusetts
Cambridgeport Bank     Cambridgeport Insurance Services, Inc.         100%           Massachusetts
Cambridgeport Bank     River Investment Corp.                         100%           Massachusetts
Cambridgeport Bank     Temple Investment Corp.                        100%           Massachusetts
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